SUPPLEMENTAL OPERATING & FINANCIAL DATA Q3 2024 An S&P 500 company S&P 500 Dividend Aristocrats® index member Exhibit 99.2

Q3 2024 Supplemental Operating & Financial Data 2 Table of Contents Corporate Overview 3 Financial Summary Consolidated Statements of Income 4 Funds From Operations (FFO) and Normalized Funds From Operations (Normalized FFO) 5 Adjusted Funds From Operations (AFFO) 6 Consolidated Balance Sheets 7 Debt Summary 8 Debt Maturities 9 Debt by Currency 10 Capitalization & Financial Ratios 11 Adjusted EBITDAre & Coverage Ratios 12 Debt Covenants 13 Transaction Summary Investment Summary 14 Disposition Summary 15 Development Activity 16 Real Estate Portfolio Summary Client Diversification 17 Top 10 Industries 18 Industry Diversification 19 Geographic Diversification 21 Property Type Composition 22 Same Store Rental Revenue 23 Leasing Data Occupancy 25 Leasing Activity 26 Lease Expirations 27 Earnings Guidance 28 Analyst Coverage 29 Glossary 30 This Supplemental Operating & Financial Data should be read in connection with the company's earnings press release for the three and nine months ended September 30, 2024 (included as Exhibit 99.1 of the company's Current Report on Form 8-K, filed on November 4, 2024) as certain disclosures, definitions, and reconciliations in such announcement have not been included in this Supplemental Operating & Financial Data presentation. Realty Income is not affiliated or associated with, is not endorsed by, does not endorse, and is not sponsored by or a sponsor of the clients or of their products or services pictured or mentioned. The names, logos, and all related product and service names, design marks, and slogans are the trademarks or service marks of their respective companies.

Corporate Overview

REALTY INCOME
The Monthly Dividend Company®

Corporate Profile

Realty Income (NYSE: O), an S&P 500 company, is real estate partner to the world's leading companies. Founded in 1969, we invest in diversified commercial real estate and have a portfolio of over 15,450 properties in all 50 U.S. states, the U.K., and six other countries in Europe. We are known as "The Monthly Dividend Company®," and have a mission to invest in people and places to deliver dependable monthly dividends that increase over time. Since our founding, we have declared 652 consecutive monthly dividends and are a member of the S&P 500 Dividend Aristocrats® index for having increased our dividend for the last 30 consecutive years. Additional information about the company can be found at www.realtyincome.com.

Portfolio Overview

As of September 30, 2024, we owned or held interests in 15,457 properties, with approximately 336.6 million square feet of leasable space. Our properties are leased to 1,552 different clients doing business in 90 industries. Also as of September 30, 2024, approximately 79.4% of our total annualized contractual rent[1] was generated from retail properties, 14.6% from industrial properties, 3.2% from gaming properties, and the remaining 2.8% from other property types. Our physical occupancy as of September 30, 2024 was 98.7%, with a weighted average remaining lease term of approximately 9.4 years. Total annualized contractual rent on our leases as of September 30, 2024 was $4.93 billion[2].

Common Stock

Our common stock is traded on the New York Stock Exchange under the symbol "O" (in thousands, except per share amount).

		September 30, 2024
Closing price	$	63.42
Shares and units outstanding		877,879
Market value of common equity	$	55,675,086
Total market capitalization	$	82,771,321

Transfer Agent

Computershare

Phone: (877) 218-2434

Website: www.computershare.com

One Team Senior Management

Neil M. Abraham, EVP, Chief Strategy Officer, Realty Income International - President

Michelle Bushore, EVP, Chief Legal Officer, General Counsel and Secretary

Mark E. Hagan, EVP, Chief Investment Officer

Shannon Kehle, EVP, Chief People Officer

Jonathan Pong, EVP, Chief Financial Officer and Treasurer

Sumit Roy, President, Chief Executive Officer

Gregory J. Whyte, EVP, Chief Operating Officer

Credit Ratings

	Senior Unsecured	Outlook	Commercial Paper
Moody's	A3	Stable	P-2
Standard & Poor's	A-	Stable	A-2

Dividend Information as of October 2024

- Current annualized dividend of $3.162 per share
- Compound average annual dividend growth rate of approximately 4.3%
- 652 consecutive monthly dividends declared
- 108 consecutive quarterly dividend increases

Corporate Headquarters

11995 El Camino Real

San Diego, CA 92130

Phone: +1 (858) 284-5000

Website: www.realtyincome.com

London Office

19 Wells Street

London, United Kingdom W1T 3PQ

Phone: +44 (20) 3931 6858

Amsterdam Office

Eduard van Beinumstraat 8

Amsterdam, Netherlands 1077 CZ

(1) Total annualized contractual rent is a supplemental operating measure. Please see the Glossary for our definition, reconciliation, and an explanation of how we utilize this metric.

(2) Total annualized contractual rent includes 0.8% of rent from clients accounted for on a cash basis.

Q3 2024 Supplemental Operating & Financial Data 3

Consolidated Statements of Income

(in thousands, except per share amounts) (unaudited)

REALTY INCOME
The Monthly Dividend Company®

	Three months ended September 30,		Nine months ended September 30,	
	2024	2023	2024	2023
REVENUE				
Rental (including reimbursable) [(1)]	$ 1,271,153	$ 1,008,862	$ 3,764,050	$ 2,929,440
Other	59,762	30,242	166,793	73,268
Total revenue	1,330,915	1,039,104	3,930,843	3,002,708
EXPENSES				
Depreciation and amortization	602,339	495,566	1,788,973	1,419,321
Interest	261,261	184,121	748,806	522,110
Property (including reimbursable)	92,154	70,981	281,366	235,081
General and administrative	41,869	35,525	127,781	106,521
Provisions for impairment	96,920	16,808	282,867	59,801
Merger, transaction, and other costs	8,610	2,884	105,468	4,532
Total expenses	1,103,153	805,885	3,335,261	2,347,366
Gain on sales of real estate	50,563	7,572	92,290	19,675
Foreign currency and derivative (loss) gain, net	(1,672)	(2,813)	2,885	4,957
Equity in earnings of unconsolidated entities	5,087	—	5,440	411
Other income, net	4,739	7,235	16,293	12,985
Income before income taxes	286,479	245,213	712,490	693,370
Income taxes	(15,355)	(11,336)	(46,499)	(36,218)
Net income	271,124	233,877	665,991	657,152
Net income attributable to noncontrolling interests	(1,639)	(404)	(4,831)	(3,248)
Net income attributable to the Company	269,485	233,473	661,160	653,904
Preferred stock dividends	(2,588)	—	(7,763)	—
Excess of redemption value over carrying value of preferred shares redeemed	(5,116)	—	(5,116)	—
Net income available to common stockholders	$ 261,781	$ 233,473	$ 648,281	$ 653,904
Net income available to common stockholders per common share, basic and diluted:	$ 0.30	$ 0.33	$ 0.75	$ 0.96

(1) Includes rental revenue (reimbursable) of $74.3 million and $61.3 million for the three months ended September 30, 2024 and 2023, respectively, and $227.6 million and $208.6 million for the nine months ended September 30, 2024 and 2023, respectively. Additionally, it includes reserves to rental revenue, exclusive of non-cash reserves, of $7.0 million and $16.2 million for the three and nine months ended September 30, 2024, respectively, and reserve reversals to rental revenue, exclusive of non-cash reserves of $2.6 million and $7.1 million for the three and nine months ended September 30, 2023, respectively.

Q3 2024 Supplemental Operating & Financial Data 4

FFO and Normalized FFO [1] (in thousands, except per share amounts) (unaudited)

REALTY INCOME
The Monthly Dividend Company®

The following is a reconciliation of net income available to common stockholders (which we believe is the most comparable GAAP measure) to FFO and Normalized FFO. Also presented is information regarding distributions paid to common stockholders and the weighted average number of common shares used for the basic and diluted FFO and Normalized FFO per share computations.

	Three months ended September 30,		Nine months ended September 30,	
	2024	2023	2024	2023
Net income available to common stockholders	$ 261,781	$ 233,473	$ 648,281	$ 653,904
Depreciation and amortization	602,339	495,566	1,788,973	1,419,321
Depreciation of furniture, fixtures and equipment	(672)	(817)	(1,905)	(1,656)
Provisions for impairment of real estate	33,151	16,808	208,552	59,801
Gain on sales of real estate	(50,563)	(7,572)	(92,290)	(19,675)
Proportionate share of adjustments for unconsolidated entities	9,652	—	20,706	(465)
FFO adjustments allocable to noncontrolling interests	(762)	(1,312)	(2,575)	(2,808)
FFO available to common stockholders	$ 854,926	$ 736,146	$ 2,569,742	$ 2,108,422
FFO allocable to dilutive noncontrolling interests	1,467	1,375	4,402	4,166
Diluted FFO	$ 856,393	$ 737,521	$ 2,574,144	$ 2,112,588
FFO available to common stockholders	$ 854,926	$ 736,146	$ 2,569,742	$ 2,108,422
Merger, transaction, and other costs [2]	8,610	2,884	105,468	4,532
Normalized FFO available to common stockholders	$ 863,536	$ 739,030	$ 2,675,210	$ 2,112,954
Normalized FFO allocable to dilutive noncontrolling interests	1,467	1,375	4,402	4,166
Diluted Normalized FFO	$ 865,003	$ 740,405	$ 2,679,612	$ 2,117,120
FFO per common share, basic and diluted:	$ 0.98	$ 1.04	$ 2.99	$ 3.09
Normalized FFO per common share:				
Basic	$ 0.99	$ 1.04	$ 3.12	$ 3.10
Diluted	$ 0.99	$ 1.04	$ 3.11	$ 3.10
Distributions paid to common stockholders	$ 687,144	$ 543,343	$ 1,999,858	$ 1,555,679
FFO available to common stockholders in excess of distributions paid to common stockholders	$ 167,782	$ 192,803	$ 569,884	$ 552,743
Normalized FFO available to common stockholders in excess of distributions paid to common stockholders	$ 176,392	$ 195,687	$ 675,352	$ 557,275
Weighted average number of common shares used for FFO and Normalized FFO:				
Basic	870,665	709,165	858,679	681,419
Diluted	873,974	711,338	861,300	683,925

[1] FFO and Normalized FFO are non-GAAP financial measures. Please see the Glossary for our definitions of these terms and an explanation of how we utilize these metrics.

[2] During the three and nine months ended September 30, 2024, we incurred $8.6 million and $105.5 million, respectively, of merger, transaction, and other costs consisting primarily of $2.9 million and $99.8 million, respectively, of transaction and integration-related costs related to Spirit Realty Capital, Inc. ("Spirit") and $5.1 million for each of the respective periods related to the lease termination of a legacy corporate facility.

Q3 2024 Supplemental Operating & Financial Data 5

REALTY INCOME
The Monthly Dividend Company®

AFFO [1]

(in thousands, except per share amounts) (unaudited)

The following is a reconciliation of net income available to common stockholders (which we believe is the most comparable GAAP measure) to Normalized FFO and AFFO. Also presented is information regarding distributions paid to common stockholders and the weighted average number of common shares used for the basic and diluted AFFO per share computations. Certain prior period amounts have been reclassified to conform to the current period presentation. These reclassifications had no impact on previously reported AFFO.

	Three months ended September 30,		Nine months ended September 30,	
	2024	2023	2024	2023
Net income available to common stockholders	$ 261,781	$ 233,473	$ 648,281	$ 653,904
Cumulative adjustments to calculate Normalized FFO [2]	601,755	505,557	2,026,929	1,459,050
Normalized FFO available to common stockholders	863,536	739,030	2,675,210	2,112,954
Excess of redemption value over carrying value of preferred shares redeemed	5,116	—	5,116	—
Amortization of share-based compensation	6,401	6,231	22,920	20,154
Amortization of net debt discounts (premiums) and deferred financing costs	4,861	(10,244)	9,861	(34,441)
Amortization of acquired interest rate swap value [3]	3,711	—	10,225	—
Non-cash change in allowance for credit losses [4]	63,769	—	74,315	—
Leasing costs and commissions	(2,841)	(1,392)	(5,897)	(6,868)
Recurring capital expenditures	(151)	(52)	(203)	(190)
Straight-line rent and expenses, net	(43,930)	(42,791)	(136,377)	(113,239)
Amortization of above and below-market leases, net	12,973	24,939	41,053	61,967
Proportionate share of adjustments for unconsolidated entities	(2,152)	—	(1,770)	—
Other adjustments [5]	4,279	5,649	5,064	3,499
AFFO available to common stockholders	$ 915,572	$ 721,370	$ 2,699,517	$ 2,043,836
AFFO allocable to dilutive noncontrolling interests	1,467	1,357	4,413	4,170
Diluted AFFO	$ 917,039	$ 722,727	$ 2,703,930	$ 2,048,006
AFFO per common share:				
Basic	$ 1.05	$ 1.02	$ 3.14	$ 3.00
Diluted	$ 1.05	$ 1.02	$ 3.14	$ 2.99
Distributions paid to common stockholders	$ 687,144	$ 543,343	$ 1,999,858	$ 1,555,679
AFFO available to common stockholders in excess of distributions paid to common stockholders	$ 228,428	$ 178,027	$ 699,659	$ 488,157
Weighted average number of common shares used for AFFO:				
Basic	870,665	709,165	858,679	681,419
Diluted	873,974	711,338	861,300	683,925

[1] AFFO is a non-GAAP financial measure. Please see the Glossary for our definition and an explanation of how we utilize this metric.

[2] See reconciling items for Normalized FFO presented on page 5 under "FFO and Normalized FFO."

[3] Includes the amortization of the purchase price allocated to interest rate swaps acquired in the Spirit merger.

[4] Credit losses primarily consist of a financing receivable impairment for a client in the convenience store industry that defaulted on their lease payments to us.

[5] Includes non-cash foreign currency losses (gains) from remeasurement to USD, mark-to-market adjustments on investments and derivatives that are non-cash in nature, straight-line payments from cross-currency swaps, obligations related to financing lease liabilities, adjustments allocable to noncontrolling interests, and gains and losses on the sale of loans receivable.

Q3 2024 Supplemental Operating & Financial Data 6

Q3 2024 Supplemental Operating & Financial Data 7 Consolidated Balance Sheets (in thousands, except per share amounts) (unaudited) September 30, 2024 December 31, 2023 ASSETS Real estate held for investment, at cost: Land $ 17,140,719 $ 14,929,310 Buildings and improvements 40,608,341 34,657,094 Total real estate held for investment, at cost 57,749,060 49,586,404 Less accumulated depreciation and amortization (7,066,449) (6,072,118) Real estate held for investment, net 50,682,611 43,514,286 Real estate and lease intangibles held for sale, net 60,467 31,466 Cash and cash equivalents 396,956 232,923 Accounts receivable, net 835,328 710,536 Lease intangible assets, net 6,600,058 5,017,907 Goodwill 4,932,199 3,731,478 Investment in unconsolidated entities 1,224,974 1,172,118 Other assets, net 3,736,173 3,368,643 Total assets $ 68,468,766 $ 57,779,357 LIABILITIES AND EQUITY Distributions payable $ 233,139 $ 195,222 Accounts payable and accrued expenses 880,122 738,526 Lease intangible liabilities, net 1,676,549 1,406,853 Other liabilities 863,683 811,650 Line of credit payable and commercial paper 427,546 764,390 Term loans, net 2,428,279 1,331,841 Mortgages payable, net 197,522 821,587 Notes payable, net 23,092,216 18,602,319 Total liabilities $ 29,799,056 $ 24,672,388 Stockholders’ equity: Common stock and paid in capital, par value $0.01 per share, 1,300,000 shares authorized, 875,197 and 752,460 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively $ 46,505,688 $ 39,629,709 Distributions in excess of net income (8,151,359) (6,762,136) Accumulated other comprehensive income 103,463 73,894 Total stockholders’ equity $ 38,457,792 $ 32,941,467 Noncontrolling interests 211,918 165,502 Total equity $ 38,669,710 $ 33,106,969 Total liabilities and equity $ 68,468,766 $ 57,779,357

Debt Summary as of September 30, 2024 (dollars in thousands)

REALTY INCOME
The Monthly Dividend Company®

	Maturity Dates	Carrying Value (USD)	% of Debt	Interest Rate [(1)]	Weighted Average Years Until Maturity
Credit Facility and Commercial Paper [(2)]					
Credit Facility	June 2026	$ 427,546	1.7 %	5.68 %	1.7 years
Commercial Paper		—	— %	— %	— years
	Carrying value	427,546	1.7 %	5.68 %	1.7 years
Unsecured Term Loans					
Term Loans [(3)]	January 2025 - August 2027	2,429,712	9.2 %	4.34 %	1.4 years
Deferred financing costs		(1,433)			
	Carrying value	2,428,279			
Mortgages Payable					
13 mortgages on 48 properties	December 2024 - August 2030	198,124	0.7 %	4.25 %	0.8 years
Unamortized net discounts and deferred financing costs		(602)			
	Carrying value	197,522			
Senior Unsecured Notes and Bonds [(4)]					
47 series of senior unsecured notes and bonds	April 2025 - September 2054	23,381,663	88.4 %	3.84 %	6.9 years
Unamortized net discounts, deferred financing costs, and basis adjustments on interest rate swaps designated as fair value hedges		(289,447)			
	Carrying value	23,092,216			
	Total Consolidated Debt Principal	**$ 26,437,045** [(5)]		**3.92 %**	**6.2 years**
	Proportionate share of debt principal from unconsolidated entities	$ 659,190			
	Total Debt Principal	**$ 27,096,235**			
	Total Fixed Rate Debt Principal	**$ 26,168,689**	**96.6 %**		
	Total Variable Rate Debt Principal	**$ 927,546**	**3.4 %**		

(1) Calculated as the weighted average interest rate as of September 30, 2024 for each respective category.

(2) We have a $4.25 billion unsecured revolving credit facility (excluding an accordion feature subject to lender commitments which provided for an additional $1.0 billion in borrowings) bearing interest at different benchmark rates based on the currency of the borrowings. In addition, we have a USD-denominated unsecured commercial paper program, under which we may issue unsecured commercial paper notes up to a maximum aggregate amount outstanding of $1.5 billion, and a EUR-denominated unsecured commercial paper program, which permits us to issue additional unsecured commercial notes up to a maximum aggregate amount of $1.5 billion (or foreign currency equivalent) in U.S. dollars or other foreign currencies. We use our unsecured revolving credit facility as a liquidity backstop for the repayment of the notes issued under these programs.

(3) Our 2023 term loan agreement allows us to incur up to an aggregate of $1.5 billion in multicurrency borrowings. In January 2024, we entered into interest rate swaps on our 2023 term loans, which fix our per annum interest rate at 4.9% until term loan maturity in January 2026 (assuming twelve-month extension is exercised). In January 2024, in connection with our merger with Spirit, we effectively assumed Spirit's existing term loans and fixed rate swaps with various lenders, which were fixed at a weighted average per annum interest rate of 3.9%. We entered into an amended and restated term loan agreement, pursuant to which we borrowed $1.3 billion in aggregate total borrowings.

(4) In conjunction with the pricing of our senior unsecured notes due January 2026, we executed three-year, fixed-to-variable interest rate swaps totaling $500 million, which are subject to the counterparties' right to terminate the swaps at any time following the 2026 notes par call date. In connection with our merger with Spirit, we completed our debt exchange offer to exchange all outstanding notes issued by Spirit Realty, L.P. ("Spirit OP") on January 23, 2024 for new notes issued by Realty Income, pursuant to which approximately 98.1% of the outstanding notes issued by Spirit OP were exchanged. We issued $1,000 principal amount of Realty Income Notes for each validly tendered Spirit Note with $1,000 principal amount. For this reason, we denote our "Price of par value" as 100%. Prior to the completion of our merger with Spirit on January 23, 2024, these notes were not the obligation of Realty Income. With respect to the notes originally issued by Spirit OP that remained outstanding, we amended the indenture governing such notes to, among other things, eliminate substantially all of the restrictive covenants in such indenture.

(5) Total consolidated debt principal excludes net premiums and discounts recorded on mortgages payable, net premiums and discounts recorded on notes payable, deferred financing costs on term loans, mortgages payable, and notes payable, and the basis adjustment on interest rate swaps designated as fair value hedges on notes payable.

Q3 2024 Supplemental Operating & Financial Data 8

Debt Maturities as of September 30, 2024 (dollars in millions)

REALTY INCOME
The Monthly Dividend Company®

Principal Due	Credit Facility and Commercial Paper (1)	Unsecured Term Loans (2)	Mortgages Payable	Senior Unsecured Notes and Bonds (3)	Proportionate Share of Unconsolidated Entities Debt	Total	Weighted Average Interest Rate (4)
2024	$ —	$ —	$ 114.2	$ —	$ —	$ 114.2	4.47%
2025	—	800.0	46.0	1,050.0	—	1,896.0	4.21%
2026	427.5	1,129.7	12.0	2,375.0	—	3,944.2	4.05%
2027	—	500.0	22.3	2,371.1	—	2,893.4	2.82%
2028	—	—	1.3	2,499.8	—	2,501.1	3.19%
Thereafter	—	—	2.3	15,085.8	659.2	15,747.3	4.05%
Total	$ 427.5	$ 2,429.7	$ 198.1	$ 23,381.7	$ 659.2	$ 27,096.2	

(1) The initial term of the credit facility expires in June 2026 and includes, at our option, two six-month extensions. At September 30, 2024, there were $427.5 million of outstanding borrowings under our revolving credit facility.

(2) The maturity date of January 2026 for our 2023 term loans assumes that a 12-month extension available at the company's option is exercised. In connection with our merger with Spirit, we effectively assumed Spirit's existing term loans with various lenders. We entered into an amended and restated term loan agreement, pursuant to which we borrowed $800.0 million in aggregate total borrowings, $300.0 million of which matures in August 2025 and $500.0 million of which matures in August 2027 and an amended and restated term loan agreement pursuant to which we borrowed $500.0 million in aggregate total borrowings, which matures in June 2025.

(3) In conjunction with the pricing of our senior unsecured notes due January 2026, we executed three-year, fixed-to-variable interest rate swaps totaling $500.0 million, which are subject to the counterparties' right to terminate the swaps at any time following the 2026 notes par call date. Subsequent to September 30, 2024, $100.0 million of the interest rate swaps totaling $500.0 million notional were terminated. In connection with our merger with Spirit, we completed our debt exchange offer to exchange all outstanding notes issued by Spirit OP on January 23, 2024 for new notes issued by Realty Income, pursuant to which approximately 98.1% of the outstanding notes issued by Spirit OP were exchanged.

(4) The weighted average interest rate includes only maturities related to our consolidated debt.

Q3 2024 Supplemental Operating & Financial Data 9

Q3 2024 Supplemental Operating & Financial Data 10 Debt Summary by Currency as of September 30, 2024 (dollars in millions) Credit Facility and Commercial Paper Unsecured Term Loans Mortgages Payable Senior Unsecured Notes and Bonds Proportionate Share of Unconsolidated Entities Debt Total Weighted Average Interest Rate (1) USD $ — $ 1,390.0 $ 157.6 $ 16,773.6 $ 659.2 $ 18,980.4 3.91% EUR 6.7 94.8 — 1,226.8 — 1,328.3 4.89% GBP 420.8 944.9 40.5 5,381.3 — 6,787.5 3.75% Totals $ 427.5 $ 2,429.7 $ 198.1 $ 23,381.7 $ 659.2 $ 27,096.2 3.92% (1) The weighted average interest rate includes only maturities related to our consolidated debt. The totals are calculated as the weighted average interest rate as of September 30, 2024 for each respective category. Debt by Currency as of September 30, 2024 USD 70.0% EUR 4.9% GBP 25.1%

Q3 2024 Supplemental Operating & Financial Data 11 Capitalization & Financial Ratios (dollars in thousands, except as otherwise noted) Cash and Cash Equivalents $ 396,956 Availability under Credit Facility 3,822,454 Unsettled ATM Forwards 958,120 Less: Commercial Paper Borrowings — $ 5,177,530 (4) We use our unsecured revolving credit facility as a liquidity backstop for the repayment of the notes issued under our commercial paper programs. Principal Debt Balance Credit Facility and Commercial Paper $ 427,546 Unsecured Term Loans 2,429,712 Senior Unsecured Notes and Bonds 23,381,663 Mortgages Payable 198,124 Proportionate Share of Unconsolidated Entities Debt 659,190 Total Debt $ 27,096,235 Equity (in thousands, except per share data) Shares/ Units Stock Price Market Value Common Stock (1) 875,197 $ 63.42 $ 55,504,994 Common Units (2) 2,682 $ 63.42 170,092 Total Equity $ 55,675,086 Total Market Capitalization (3) $ 82,771,321 Debt/Total Market Capitalization (3) 32.7% (1) As of September 30, 2024, ATM forward agreements for a total of 16.8 million shares remain unsettled with total expected net proceeds of approximately $958.1 million (assuming full physical settlement of all outstanding shares of common stock, subject to forward sale agreements and certain assumptions made with respect to settlement dates). As of November 4, 2024, ATM forward agreements for a total of 17.0 million shares remain unsettled with total expected net proceeds of approximately $968.7 million, of which 0.2 million shares were executed in October 2024. (2) Consists of common units issued by Realty Income Limited Partnership and held by third parties. (3) Our enterprise value was $82.4 billion (total market capitalization less cash and cash equivalents as of September 30, 2024). The percentage for debt to enterprise value is materially consistent with that presented for total market capitalization. Dividend Data YTD 2024 YTD 2023 Year-Over-Year Growth Rate Common Dividend Paid per Share $ 2.335 $ 2.283 2.3 % AFFO per Share (diluted) $ 3.14 $ 2.99 5.0 % AFFO Payout Ratio 74.4% 76.4 % Liquidity as of September 30, 2024 (4) Capitalization as of September 30, 2024 Capital Structure as of September 30, 2024 Common Stock 67.3% Debt 32.7%

Q3 2024 Supplemental Operating & Financial Data 12 Adjusted EBITDAre & Coverage Ratios (dollars in thousands) (unaudited) Reconciliation of Net Income to Adjusted EBITDAre and Pro Forma Adjusted EBITDAre (1) Three months ended September 30, 2024 Net income $ 271,124 Interest 261,261 Income taxes 15,355 Depreciation and amortization 602,339 Provisions for impairment 96,920 Merger, transaction, and other costs 8,610 Gain on sales of real estate (50,563) Foreign currency and derivative loss, net 1,672 Proportionate share of adjustments from unconsolidated entities 20,340 Quarterly Adjusted EBITDAre $ 1,227,058 Annualized Adjusted EBITDAre $ 4,908,232 Annualized Pro Forma Adjustments (2) $ 29,347 Annualized Pro Forma Adjusted EBITDAre $ 4,937,579 Total debt per the consolidated balance sheet, excluding deferred financing costs and net premiums and discounts $ 26,437,045 Proportionate share of unconsolidated entities debt, excluding deferred financing costs 659,190 Less: Cash and cash equivalents (396,956) Net Debt $ 26,699,279 Net Debt/Annualized Adjusted EBITDAre 5.4x Net Debt/Annualized Pro Forma Adjusted EBITDAre 5.4x (1) Adjusted EBITDAre, Annualized Adjusted EBITDAre, Pro Forma Adjusted EBITDAre, Annualized Pro Forma Adjusted EBITDAre, Net Debt/Annualized Adjusted EBITDAre, and Net Debt/Annualized Pro Forma Adjusted EBITDAre are non-GAAP financial measures. Please see the Glossary for our definitions of these terms and an explanation of how we utilize these metrics. (2) The Annualized Pro Forma Adjustments, which include transaction accounting adjustments in accordance with U.S. GAAP, consist of adjustments to incorporate Adjusted EBITDAre from investments we acquired or stabilized during the applicable quarter and remove Adjusted EBITDAre from investments we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable period. Our calculation includes all adjustments consistent with the requirements to present Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X. The annualized Pro Forma Adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes. The Annualized Pro Forma Adjustments consist of $32.4 million from investments we acquired or stabilized during the quarter and removes $3.0 million from investments we disposed of during the quarter. 4.5 4.7 4.5 4.7 4.6 Q3 2023 Q4 2023 Q1 2024 Q2 2024 Q3 2024 0.0 1.0 2.0 3.0 4.0 5.0 6.0 Debt Service & Fixed Charge Coverage

Q3 2024 Supplemental Operating & Financial Data 13 Debt Covenants The following is a summary of the key financial covenants for our senior unsecured notes and bonds, as defined and calculated per their terms. These calculations, which are not based on U.S. GAAP measurements, are presented to investors to show our ability to incur additional debt under the terms of our senior unsecured notes and bonds as well as to disclose our current compliance with such covenants, and are not measures of our liquidity or performance. Required Actuals Limitation on incurrence of total debt ≤ 60% of adjusted assets 41.5% Limitation on incurrence of secured debt ≤ 40% of adjusted assets 0.4% Debt service and fixed charge coverage (trailing 12 months) (1) ≥ 1.5x 4.6x Maintenance of total unencumbered assets ≥ 150% of unsecured debt 239.9% (1) Our debt service coverage ratio is calculated on a pro forma basis for the preceding four-quarter period on the assumptions that: (i) the incurrence of any Debt (as defined in the covenants) incurred by us since the first day of such four-quarter period and the application of the proceeds therefrom (including to refinance other Debt since the first day of such four-quarter period), (ii) the repayment or retirement of any of our Debt since the first day of such four-quarter period, and (iii) any acquisition or disposition by us of any asset or group since the first day of such four quarters had in each case occurred on October 1, 2023, and subject to certain additional adjustments. Such pro forma ratio has been prepared on the basis required by that debt service covenant, reflects various estimates and assumptions and is subject to other uncertainties, and therefore does not purport to reflect what our actual debt service coverage ratio would have been had transactions referred to in clauses (i), (ii) and (iii) of the preceding sentence occurred as of October 1, 2023, nor does it purport to reflect our debt service coverage ratio for any future period. As of September 30, 2024

Investment Summary

REALTY INCOME
The Monthly Dividend Company®

		Number of Properties	Investment ($ in millions)	Cash Income ($ in millions) [1]	Leasable Square Feet (in thousands)	Initial Weighted Average Cash Yield [2]	Weighted Average Term (Years)
Q3 2024	Acquisitions - U.S. real estate	67	$ 267.2	$ 19.7	1,651	7.4 %	10.0
	Acquisitions - Europe real estate	15	326.5	23.3	893	7.3 %	7.5
	Total real estate acquisitions	82	593.7	43.0	2,544	7.4 %	8.6
	Real estate properties under development [3]	87	146.4	11.0	5,127	7.5 %	15.6
	Total investments	169	$ 740.1	$ 54.0	7,671	7.4 %	10.0

Approximately 25% of the annualized cash income generated by these investments was from Investment Grade Clients at the date of acquisition [4]

		Number of Properties	Investment ($ in millions)	Cash Income ($ in millions) [1]	Leasable Square Feet (in thousands)	Initial Weighted Average Cash Yield [2]	Weighted Average Term (Years)
YTD 2024	Acquisitions - U.S. real estate	87	$ 414.3	$ 31.1	2,370	7.5 %	13.4
	Acquisitions - Europe real estate	29	744.4	57.1	2,457	7.8 %	6.8
	Total real estate acquisitions	116	1,158.7	88.2	4,827	7.7 %	9.1
	Real estate properties under development [3]	184	607.7	44.6	6,671	7.3 %	15.1
	Other investments [5]	—	377.5	30.7	—	8.1 %	6.0
	Total investments	300	$ 2,143.9	$ 163.5	11,498	7.7 %	10.1

Approximately 25% of the annualized cash income generated by these investments was from Investment Grade Clients at the date of acquisition [4]

(1) Please see Glossary for our definition of Cash Income.

(2) Initial weighted average cash yield is a supplemental operating measure. Please see the Glossary for our definition of this metric. Cash income used in the calculation of initial weighted average cash yield for investments for the three and nine months ended September 30, 2024 includes $0.7 million and $1.2 million, respectively, received as settlement credits as reimbursement of free rent periods.

(3) The three months ended September 30, 2024 includes £15.4 million of Sterling-denominated investments, €14.3 million of Euro-denominated investments, and $6.5 million of investments in an unconsolidated U.S. data center joint venture, converted at the applicable exchange rates on the funding dates. The nine months ended September 30, 2024 includes £50.6 million of Sterling-denominated investments, €38.9 million of Euro-denominated investments, and $58.7 million of investments in an unconsolidated U.S. data center joint venture, converted at the applicable exchange rates on the funding dates.

(4) Please see the Glossary for our definition of Investment Grade Clients.

(5) For the nine months ended September 30, 2024, other investments relate to an investment in a senior secured note issued by a parent company of Asda based in the U.K.

Q3 2024 Supplemental Operating & Financial Data 14

Q3 2024 Supplemental Operating & Financial Data 15 Disposition Summary (dollars in thousands) Number of Properties (1) Net Book Value (1) Net Sales Proceeds (1) Net Cash Capitalization Rate (2) Q3 2024 Occupied 33 $ 132,687 $ 161,968 7.0 % Vacant 59 66,211 87,493 Total real estate dispositions 92 $ 198,898 $ 249,461 The unlevered internal rate of return on properties sold during the third quarter was 5.7% (3) YTD 2024 Occupied 47 $ 177,203 $ 210,447 7.1 % Vacant 166 181,714 240,648 Total real estate dispositions 213 $ 358,917 $ 451,095 The unlevered internal rate of return on properties sold during 2024 was 5.9% (3) (1) Excludes properties sold as a result of eminent domain activities. During the second quarter of 2024, we were awarded net proceeds of $0.3 million related to one eminent domain transaction. (2) Net cash capitalization rate is a supplemental operating measure. Please see the Glossary for our definition of this metric. (3) Excludes properties disposed from the legacy VEREIT, Inc. and Spirit portfolios.

Development Activity [1] (dollars in thousands)

REALTY INCOME
The Monthly Dividend Company®

Retail

Retail	Number of Properties		Investment to Date		Estimated Remaining Investment		Total Commitment		Percent Funded	Percent Leased [2]
New development [3]	48	$	205,655	$	133,281	$	338,937		61 %	100 %
Development of existing properties	9		9,871		7,867		17,738		56 %	100 %
Total	57	$	215,526	$	141,148	$	356,675		60 %	100 %

Non-Retail

Non-Retail	Number of Properties		Investment to Date		Estimated Remaining Investment		Total Commitment		Percent Funded	Percent Leased [2]
New development [3]	11	$	541,189	$	253,755	$	794,944	(4) (5)	68 %	31 %
Development of existing properties	—		—		—		—		— %	— %
Total	11	$	541,189	$	253,755	$	794,944		68 %	31 %

Total

Total	Number of Properties		Investment to Date		Estimated Remaining Investment		Total Commitment		Percent Funded	Percent Leased [2]
New development [3]	59	$	746,844	$	387,036	$	1,133,881	(4) (5)	66 %	39 %
Development of existing properties	9		9,871		7,867		17,738		56 %	100 %
Total	68	$	756,715	$	394,903	$	1,151,619		66 %	39 %

(1) As of September 30, 2024.

(2) Represents percentage of square footage tied to executed leases. Estimated rental revenue commencement dates on properties under development are between November 2024 and July 2025.

(3) Includes build-to-suit developments and forward take-out commitments on development properties with leases in place.

(4) Leased development projects include total commitments of £19.2 million related to a Sterling-denominated build-to-suit development project and our proportionate share of a U.S. data center unconsolidated joint venture totaling $320.8 million.

(5) Unleased development projects include total commitments of €187.8 million of Euro-denominated projects, £97.6 million of a Sterling-denominated project, and a project located in the U.S. for $6.9 million.

Q3 2024 Supplemental Operating & Financial Data 16

Client Diversification

Our Top 20 Clients

Our 20 largest clients based on percentage of total annualized contractual rent, which does not give effect to deferred rent or interest earned on loans and preferred equity investments, at September 30, 2024, include the following:

Ranking	Client	Number of Leases	Percentage of Total Portfolio Annualized Contractual Rent [(1)]	Investment Grade Ratings (S&P/Moody's/ Fitch)
1	Dollar General	1,763	3.3%	BBB/Baa2/-
2	Walgreens	400	3.3	—
3	Dollar Tree / Family Dollar	1,387	3.1	BBB/Baa2/-
4	7-Eleven	640	2.5	A/Baa2/-
5	EG Group Limited	414	2.1	—
6	Wynn Resorts	1	2.1	—
7	Lifetime Fitness	38	2.0	—
8	FedEx	82	1.9	BBB/Baa2/-
9	Asda	39	1.6	—
10	(B&Q) Kingfisher	51	1.6	BBB/-/BBB
11	Sainsbury's	37	1.6	—
12	BJ's Wholesale Club	44	1.6	—
13	Tesco	25	1.3	BBB-/Baa3/BBB-
14	CVS Pharmacy	213	1.2	BBB/Baa2/-
15	LA Fitness	66	1.2	—
16	Tractor Supply	207	1.2	BBB/Baa1/-
17	MGM (Bellagio) [(2)]	1	1.2	—
18	AMC Theaters	39	1.1	—
19	Walmart / Sam's Club	63	1.0	AA/Aa2/AA
20	Home Depot	38	1.0	A/A2/A
	Total	5,548	35.9%	

Weighted Average EBITDAR/Rent Ratio on Retail Properties	**2.9x**	[(3)]
Median EBITDAR/Rent Ratio on Retail Properties	**2.6x**	[(3)]

Our Investment Grade Clients [(4)]

Number of Leases	6,384
Percentage of Total Portfolio Annualized Contractual Rent	32.1%



25.3%
54.0%
13.9%
6.8%
Investment Grade, Retail
Non-Investment Grade or Non-Rated, Retail
Investment Grade, Non-Retail
Non-Investment Grade or Non-Rated, Non-Retail

(1) Amounts for each client are calculated independently; therefore, the individual percentages may not sum to the total.

(2) Represents our proportionate share of the common equity ownership in the unconsolidated joint venture.

(3) Based on an analysis of the most recently provided information from all retail clients that provide such information. We do not independently verify the information we receive from our retail clients.

(4) Please see the Glossary for our definition of Investment Grade Clients.

Q3 2024 Supplemental Operating & Financial Data 17

Q3 2024 Supplemental Operating & Financial Data 18 (1)Top 10 Industries Percentage of Total Portfolio Annualized Contractual Rent As of Sept 30, Dec 31, Dec 31, Dec 31, Dec 31, 2024 2023 2022 2021 2020 Grocery 10.4% 11.4% 10.0% 10.2% 9.8% Convenience Stores 9.4 10.2 8.6 9.1 11.9 Dollar Stores 6.5 7.1 7.4 7.5 7.6 Home Improvement 6.0 5.9 5.6 5.1 4.3 Restaurants-Quick Service 4.9 5.2 6.0 6.6 5.3 Drug Stores 4.8 5.5 5.7 6.6 8.2 Automotive Service 4.5 4.3 4.0 3.2 2.7 Health and Fitness 4.4 3.9 4.4 4.7 6.7 Restaurants-Casual Dining 4.2 4.4 5.1 5.9 2.8 General Merchandise 3.3 3.7 3.7 3.7 3.4 (1) The presentation of Top 10 Industries combines total portfolio contractual rent from the U.S. and Europe. Certain of the Top 10 Industries include both U.S. and Europe percentages for which the Europe percentages are included in the 'Europe-other' classification in the Industry Diversification table beginning on page 19.

Q3 2024 Supplemental Operating & Financial Data 19 Percentage of Total Portfolio Annualized Contractual Rent As of Sept 30, Dec 31, Dec 31, Dec 31, Dec 31, 2024 2023 2022 2021 2020 United States Aerospace 0.3% 0.3% 0.4% 0.4% 0.6% Apparel stores 1.6 1.4 1.4 1.5 1.3 Automotive collision services 1.2 1.1 0.9 1.0 1.1 Automotive parts 1.4 1.1 1.3 1.5 1.6 Automotive service 4.5 4.3 4.0 3.2 2.7 Automotive tire services 1.2 1.3 1.5 1.8 2.0 Beverages 0.7 0.8 1.0 1.3 2.1 Child care 1.2 1.2 1.4 1.5 2.1 Consumer electronics 0.6 0.5 0.6 0.6 0.3 Consumer goods 0.5 0.5 0.6 0.7 0.6 Convenience stores 9.4 10.2 8.6 9.1 11.9 Crafts and novelties 1.0 0.9 0.9 1.0 0.9 Diversified industrial 1.3 0.9 0.8 1.0 0.8 Dollar stores 6.4 7.0 7.4 7.5 7.6 Drug stores 4.6 5.3 5.6 6.6 8.2 Education 0.2 0.2 0.2 0.1 0.2 Energy 0.6 0.2 0.3 0.4 — Entertainment 1.8 0.8 0.8 0.8 0.3 Equipment services 0.3 0.3 0.3 0.3 0.3 Financial services 1.8 1.5 1.8 2.0 1.8 Food processing 0.9 0.4 0.4 0.7 0.7 Gaming 3.2 3.9 2.9 — — General merchandise 2.6 3.0 3.2 3.5 3.4 Grocery stores 3.7 4.2 4.7 4.9 4.9 Health and fitness 4.3 3.8 4.4 4.7 6.7 Health care 2.6 2.8 3.0 1.9 1.5 Home furnishings 2.2 1.8 2.1 2.2 0.7 Home improvement 3.6 3.2 3.5 3.1 3.1 Industry Diversification

Q3 2024 Supplemental Operating & Financial Data 20 Percentage of Total Portfolio Annualized Contractual Rent As of Sept 30, Dec 31, Dec 31, Dec 31, Dec 31, 2024 2023 2022 2021 2020 Motor vehicle dealerships 1.7 1.6 1.4 1.3 1.6 Other manufacturing 0.8 0.5 0.5 0.5 0.4 Packaging 0.7 0.6 0.5 0.6 0.9 Pet supplies and services 0.9 1.0 1.0 0.9 0.7 Restaurants - casual dining 4.2 4.4 5.1 5.9 2.8 Restaurants - quick service 4.6 4.9 5.8 6.5 5.3 Sporting goods 1.1 1.1 1.3 1.5 0.7 Theaters 2.1 2.0 2.9 3.4 5.6 Transportation services 2.3 2.5 2.9 3.4 3.9 Wholesale clubs 1.9 1.9 2.3 2.5 2.4 Other 1.4 1.3 1.4 1.7 2.1 Total United States 85.4% 84.7% 89.1% 91.5% 93.8% Europe (1) Apparel stores 0.6% 0.4% 0.3% 0.2% —% General merchandise 0.7 0.7 0.5 0.2 — Grocery stores 6.7 7.2 5.3 5.3 4.9 Home furnishings 0.6 0.5 0.3 0.1 * Home improvement 2.4 2.7 2.1 2.0 1.2 Sporting goods 1.2 1.4 0.4 * — Wholesale clubs 0.3 0.4 0.4 — — Other 2.1 2.0 1.6 0.7 0.1 Total Europe 14.6% 15.3% 10.9% 8.5% 6.2% Totals 100.0% 100.0% 100.0% 100.0% 100.0% * Less than 0.1% (1) Europe consists of properties in the U.K., Spain, Italy, Ireland, France, Germany, and Portugal. Industry Diversification (Cont'd)

Q3 2024 Supplemental Operating & Financial Data 21 Geographic Diversification Balanced presence in all 50 U.S. states, the U.K., and six other countries in Europe Top Ten Regions Based on Total Portfolio Annualized Contractual Rent United Kingdom 12.1% Texas 10.3% Florida 5.1% California 5.0% Illinois 4.4% Ohio 4.1% Massachusetts 3.9% Georgia 3.6% New York 2.8% Virginia 2.6% 1.8% 0.2% 1.9% 1.0% 5.0% 1.2% 0.6% 0.1% 5.1% 3.6% 0.1% 0.2% 4.4% 2.4% 0.8% 1.0% 1.5% 1.7% 0.6% 1.2% 3.9% 2.6% 1.7% 1.2% 1.8% 0.2% 0.3%1.9% 0.5% 1.3% 0.7% 2.8% 2.6% 0.2% 4.1% 1.5% 0.3% 2.0% 0.2% 1.8% 0.2% 2.5% 10.3% 0.6% 0.1% 2.6% 0.7% 0.4% 1.9% 0.1% * 12.1% 1.3% 0.7%Puerto Rico Spain United Kingdom Italy As of September 30, 2024 Ireland 0.2% *Less than 0.1% Portugal France Germany 0.3% * * U.S. Virgin Islands *

Property Type Composition (dollars in thousands)

REALTY INCOME
The Monthly Dividend Company®

Property Type	Number of Properties	Approximate Leasable Square Feet (1)		Total Portfolio Annualized Contractual Rent as of September 30, 2024	Percentage of Total Portfolio Annualized Contractual Rent as of September 30, 2024	Percentage of Annualized Contractual Rent from Our Investment Grade Clients (2)
Retail	14,822	211,007,300	$	3,912,022	79.4 %	31.9 %
Industrial	564	115,466,200		720,977	14.6	40.6
Gaming	2	5,053,400		159,695	3.2	—
Other (3)	69	5,103,300		138,489	2.8	29.3
Totals	15,457	336,630,200	$	4,931,183	100.0 %	32.1 %

(1) Represents leasable building square footage and includes our portfolio of unconsolidated joint ventures based on ownership percentage. Excludes 2,962 acres of leased land categorized as agriculture at September 30, 2024.

(2) Please see the Glossary for our definition of Investment Grade Clients.

(3) "Other" primarily includes 15 properties classified as office with $46.0 million in annualized contractual rent, 27 properties classified as agriculture with $38.3 million in annualized contractual rent, three properties classified as data centers with $25.9 million in annualized contractual rent, and 21 properties classified as country clubs with $24.4 million in annualized contractual rent, as well as one land parcel under development.



Retail 79.4%
Industrial 14.6%
Gaming 3.2%
Other 2.8% (3)

Q3 2024 Supplemental Operating & Financial Data 22

Same Store Rental Revenue [1] (dollars in thousands)

REALTY INCOME
The Monthly Dividend Company®

Q3 2024

Same Store Rental Revenue

Number of properties	13,499
Square footage [2]	270,572,097
Q3 2024	$ 1,001,871
Q3 2023	$ 999,634
Change (in dollars)	$ 2,237
Change (percent)	0.2 %

Top 3 Industries Contributing to the Change [3]

	Three months ended September 30,			
Industry	2024	2023	$ Change	% Change
Theaters	$ 26,502	$ 32,529	$ (6,027)	(18.5)%
Grocery	94,648	92,906	1,742	1.9 %
Convenience Stores	80,421	81,863	(1,442)	(1.8)%

YTD 2024

Same Store Rental Revenue

Number of properties	11,574
Square footage [2]	215,366,036
YTD 2024	$ 2,518,545
YTD 2023	$ 2,511,272
Change (in dollars)	$ 7,273
Change (percent)	0.3 %

Top 3 Industries Contributing to the Change [3]

	Nine months ended September 30,			
Industry	2024	2023	$ Change	% Change
Theaters	$ 61,230	$ 77,790	$ (16,560)	(21.3)%
Grocery	272,320	267,852	4,468	1.7 %
Convenience Stores	214,131	217,585	(3,454)	(1.6)%

For purposes of comparability, same store rental revenue is presented on a constant currency basis using the applicable exchange rate as of September 30, 2024. None of the properties in France, Germany, Ireland or Portugal met our Same Store Pool definition for the periods presented.

[1] Please see the Glossary to see definitions of our Same Store Pool and Same Store Rental Revenue. Beginning with the second quarter of 2024, properties acquired through the merger with Spirit were considered under each element of our Same Store Pool criteria, except for the requirement that the property be owned for the full comparative period. If the property was owned by Spirit for the full comparative period and each of the other criteria were met, the property was included in our Same Store Pool. Accordingly, Spirit properties have been included in the Same Store Pool for the quarter and have been excluded for the year-to-date calculation.

[2] Excludes 8.1 million square feet from properties ground leased to tenants and properties with no land or building ownership.

[3] Top 3 industry contributors are based on absolute value of net change period over period.

Q3 2024 Supplemental Operating & Financial Data 23

Same Store Rental Revenue (1) (Cont'd) (dollars in thousands)

REALTY INCOME
The Monthly Dividend Company®

Same Store Rental Revenue by Property Type

	Three months ended September 30,				Nine months ended September 30,			
Property Type	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change
Retail	$ 800,829	$ 803,079	$ (2,250)	(0.3)%	$ 2,063,955	$ 2,066,767	$ (2,812)	(0.1)%
Industrial	148,390	145,552	2,838	1.9 %	331,971	323,842	8,129	2.5 %
Gaming	25,437	25,000	437	1.7 %	76,313	75,000	1,313	1.8 %
Other [2]	27,215	26,003	1,212	4.7 %	46,306	45,663	643	1.4 %
Total	$ 1,001,871	$ 999,634	$ 2,237	0.2 %	$ 2,518,545	$ 2,511,272	$ 7,273	0.3 %

Reconciliation of Same Store Rental Revenue to Rental Revenue (including reimbursable)

	Three months ended September 30,		Nine months ended September 30,	
	2024	2023	2024	2023
Same store rental revenue	$ 1,001,871	$ 999,634	$ 2,518,545	$ 2,511,272
Constant currency adjustment [3]	(4,913)	(6,931)	(22,805)	(23,225)
Straight-line rent and other non-cash adjustments	799	(2,523)	6,046	(17,109)
Contractually obligated reimbursements by our clients	74,625	66,692	228,949	209,811
Revenue from excluded properties [1]	198,942	139,897	1,017,427	246,174
Other excluded revenue [4]	(171)	690	15,888	2,517
Less: Spirit rental revenue [5]	—	(188,597)	—	—
Rental revenue (including reimbursable)	$ 1,271,153	$ 1,008,862	$ 3,764,050	$ 2,929,440

(1) Please see the Glossary to see our definitions of the Same Store Pool and Same Store Rental Revenue. Beginning with the second quarter of 2024, properties acquired through the merger with Spirit were considered under each element of our Same Store Pool criteria, except for the requirement that the property be owned for the full comparative period. If the property was owned by Spirit for the full comparative period and each of the other criteria were met, the property was included in our Same Store Pool.

(2) "Other" includes properties classified as agriculture, office, data center and country club.

(3) For purposes of comparability, Same Store Rental Revenue is presented on a constant currency basis using the applicable exchange rate as of September 30, 2024. None of the properties in France, Germany, Ireland or Portugal met our Same Store Pool definition for the periods presented.

(4) "Other excluded revenue" primarily consists of reimbursements for tenant improvements and rental revenue that is not contractual base rent such as lease termination settlements.

(5) Amounts for the three months ended September 30, 2023 represent rental revenue from Spirit properties, which were not included in our financial statements prior to the close of the merger on January 23, 2024.

Q3 2024 Supplemental Operating & Financial Data 24

Occupancy (1)

as of September 30, 2024 (dollars in thousands)

REALTY INCOME
The Monthly Dividend Company®

By Property

Occupied properties (1)	15,257
Total properties (1)	15,453
Occupancy	98.7 %

By Square Footage

Occupied square footage (1)	333,397,704
Total square footage (1)	336,619,775
Occupancy	99.0 %

By Rental Revenue (Economic Occupancy)

Quarterly cash rental revenue (2)	$	1,215,995
Quarterly cash vacant rental revenue (3)	$	12,379
Occupancy		99.0 %

Change in Occupancy

Vacant properties at 6/30/2024	185
Lease expirations (4)	212
Leasing activity (5)	(142)
Vacant dispositions (6)	(59)
Vacant properties at 9/30/2024	196

(1) Excludes properties with ancillary leases only, such as cell towers and billboards, and properties with possession pending. Includes properties owned by unconsolidated joint ventures.

(2) Does not include reserves and reserve reversals recorded as adjustments to rental revenue. Includes revenue from unconsolidated joint ventures based on our ownership percentage.

(3) Based on contractual monthly rental revenue received immediately preceding the date of vacancy.

(4) Includes scheduled and unscheduled expirations (including leases rejected in bankruptcy), as well as future expirations resolved in the periods indicated above.

(5) Excludes 28 minority unit leases with no property-level vacancy impact. Please see page 26 for additional detail on re-leasing activity.

(6) Includes 50 properties vacant at the beginning of the quarter.

Occupancy by Number of Properties



99.0%
98.0%
97.0%
96.0%
95.0%
94.0%
93.0%
92.0%
91.0%
90.0%
98.8%
98.6%
98.6%
98.8%
98.7%
Q3 2023
Q4 2023
Q1 2024
Q2 2024
Q3 2024

Q3 2024 Supplemental Operating & Financial Data 25

Q3 2024 Supplemental Operating & Financial Data 26 Leasing Activity (dollars in thousands) Q3 2024 Re-leased to New Client Re-leased to Without After a Period Re-leasing Same Client Vacancy of Vacancy Totals Prior cash rents $ 33,640 $ 277 $ 2,654 $ 36,571 New cash rents* $ 35,123 $ 249 $ 3,034 $ 38,406 Recapture rate 104.4% 89.7% 114.3% 105.0 % Number of leases 154 2 14 170 Average months vacant — — 12.2 1.0 Lease incentives (1) $ 345 $ — $ 250 $ 595 *Percentage of Total Portfolio Annualized Contractual Rent: 0.8% (1) Lease incentives are defined as capital outlays made on behalf of a client that are specific to the client's use and benefit, and are not capitalized as improvements to the property. Allocation Based on Number of Leases 90.6% 9.4% Same Client New Client YTD 2024 Re-leased to New Client Re-leased to Without After a Period Re-leasing Same Client Vacancy of Vacancy Totals Prior cash rents $ 118,797 $ 2,740 $ 3,856 $ 125,393 New cash rents* $ 123,986 $ 2,372 $ 5,141 $ 131,499 Recapture rate 104.4% 86.6% 133.3% 104.9 % Number of leases 522 16 29 567 Average months vacant — — 13.2 0.7 Lease incentives (1) $ 2,832 $ 821 $ 250 $ 3,903 *Percentage of Total Portfolio Annualized Contractual Rent: 2.7 % Allocation Based on Number of Leases 92.1% 7.9% Same Client New Client

Lease Expirations (dollars in thousands)

REALTY INCOME
The Monthly Dividend Company®

Our leases have a weighted average remaining lease term of approximately 9.4 years.

Total Portfolio [1][2]

Year	Expiring Leases: Retail	Expiring Leases: Non-Retail	Approx. Leasable Sq. Feet	Total Portfolio Annualized Contractual Rent as of September 30, 2024	Percentage of Total Portfolio Annualized Contractual Rent
2024	112	1	1,089,400	$ 12,764	0.3 %
2025	826	32	12,005,400	188,669	3.8
2026	944	47	20,173,600	240,372	4.9
2027	1,578	47	26,730,800	349,659	7.1
2028	1,854	68	35,912,800	455,218	9.2
2029	1,830	49	33,919,000	432,418	8.8
2030	810	34	21,894,300	260,092	5.3
2031	632	52	27,607,900	311,038	6.3
2032	1,116	46	22,026,400	305,996	6.2
2033	950	27	22,187,000	276,567	5.6
2034	781	30	17,937,100	321,736	6.5
2035	575	23	10,154,400	182,197	3.7
2036	591	23	10,949,800	190,455	3.9
2037	579	23	12,278,600	168,785	3.4
2038	370	24	12,585,800	143,166	2.9
2039-2143	2,286	130	45,955,900	1,092,051	22.1
Totals	15,834	656	333,408,200	$ 4,931,183	100.0 %

[1] This table sets forth the timing of remaining lease term expirations in our portfolio (excluding rights to extend a lease at the option of the client) and their contributions to annualized contractual rent as of September 30, 2024. Leases on our multi-client properties are counted separately in the table above.

[2] Of the 16,490 in-place leases in the portfolio, 13,544, or 82.1% were under leases that provide for increases in rents through: base rent increases tied to inflation (typically subject to ceilings), percentage rent based on a percentage of the clients' gross sales, fixed increases, or a combination of two or more of the aforementioned rent provisions.

Q3 2024 Supplemental Operating & Financial Data 27

Earnings Guidance

REALTY INCOME
The Monthly Dividend Company®

Summarized below are approximate estimates of the key components of our 2024 earnings guidance:

	Prior 2024 Guidance [(1)]	Revised 2024 Guidance
Net income per share [(2)]	$1.21 - $1.30	$1.15 - $1.20
Real estate depreciation and impairments per share	$2.92	$2.96
Other adjustments per share [(3)]	$0.06	$0.05
Normalized FFO per share [(2)(4)]	$4.19 - $4.28	$4.16 - $4.21
AFFO per share [(4)]	$4.15 - $4.21	$4.17 - $4.21
Same store rent growth [(5)]	Approx 1.0%	Approx 1.0%
Occupancy	Over 98%	Over 98%
Cash G&A expenses (% of revenues) [(6)(7)]	Approx 3.0%	Approx 3.0%
Property expenses (non-reimbursable) (% of revenues) [(6)]	1.0% - 1.5%	1.2% - 1.5%
Income tax expenses	$65 - $75 million	$65 - $75 million
Investment volume [(8)]	Approx $3.0 billion	Approx $3.5 billion
Disposition volume	$400 - $500 million	$550 - $600 million

(1) As issued on August 5, 2024.

(2) Net income per share and Normalized FFO per share include non-cash interest expense impact related to the Spirit merger.

(3) Includes gain on sales of properties and merger, transaction, and other costs.

(4) Normalized FFO per share and AFFO per share exclude merger, transaction, and other costs. Per share amounts may not add due to rounding.

(5) Consistent with prior quarters, the full year Same Store Pool does not include the Spirit portfolio. Reserve reversals recognized in 2023 represent an approximately 30 basis point headwind to same store rent growth in 2024.

(6) Revenue excludes contractually obligated reimbursements by our clients. Cash G&A expenses exclude stock-based compensation expense.

(7) G&A expenses inclusive of stock-based compensation expense as a percentage of rental revenue, excluding reimbursements, is expected to be approximately 3.4% - 3.7% in 2024.

(8) Investment volume excludes merger with Spirit, which closed January 23, 2024.

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. When used in this presentation, the words "estimated," "anticipated," "expect," "believe," "intend," "continue," "should," "may," "likely," "plans," and similar expressions are intended to identify forward-looking statements. Forward-looking statements include discussions of our business and portfolio; growth strategies and intentions to acquire or dispose of properties (including geographies, timing, partners, clients and terms); re-leases, re-development and speculative development of properties and expenditures related thereto; future operations and results; the announcement of operating results, strategy, plans, and the intentions of management; guidance; settlement of shares of common stock sold pursuant to forward sale confirmations under our ATM program; dividends, including the amount, timing and payments of dividends related thereto; and trends in our business, including trends in the market for long-term leases of freestanding, single-client properties. Forward-looking statements are subject to risks, uncertainties, and assumptions about us, which may cause our actual future results to differ materially from expected results. Some of the factors that could cause actual results to differ materially are, among others, our continued qualification as a real estate investment trust; general domestic and foreign business, economic, or financial conditions; competition; fluctuating interest and currency rates; inflation and its impact on our clients and us; access to debt and equity capital markets and other sources of funding (including the terms and partners of such funding); continued volatility and uncertainty in the credit markets and broader financial markets; other risks inherent in the real estate business including our clients' solvency, client defaults under leases, increased client bankruptcies, potential liability relating to environmental matters, illiquidity of real estate investments, and potential damages from natural disasters; impairments in the value of our real estate assets; changes in domestic and foreign income tax laws and rates; property ownership through joint ventures, partnerships and other arrangements which may limit control of the underlying investments; epidemics or pandemics including measures taken to limit their spread, the impacts on us, our business, our clients, and the economy generally; the loss of key personnel; the outcome of any legal proceedings to which we are a party or which may occur in the future; acts of terrorism and war; the anticipated benefits from mergers and acquisitions including from the merger with Spirit; and those additional risks and factors discussed in our reports filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements are not guarantees of future plans and performance and speak only as of the date of this presentation. Actual plans and operating results may differ materially from what is expressed or forecasted in this presentation and forecasts made in the forward-looking statements discussed in this presentation might not materialize. We do not undertake any obligation to update forward-looking statements or publicly release the results of any forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Q3 2024 Supplemental Operating & Financial Data 28

Analyst Coverage

REALTY INCOME
The Monthly Dividend Company®

Equity Research

Baird	Wes Golladay	wgolladay@rwbaird.com	(216) 737-7510
Bank of America Securities	Joshua Dennerlein	joshua.dennerlein@bofa.com	(646) 855-1681
BMO Capital Markets	Eric Borden	eric.borden@bmo.com	(347) 213-9706
BNP Paribas Exane	Nate Crossett	nate.crossett@exanebnpparibas.com	(646) 725-3716
BTIG	Michael Gorman	mgorman@btig.com	(212) 738-6138
Citigroup	Smedes Rose	smedes.rose@citi.com	(212)-816-6243
Edward Jones	James Shanahan	jim.shanahan@edwardjones.com	(314) 515-5292
Goldman Sachs	Caitlin Burrows	caitlin.burrows@gs.com	(212) 902-4736
Green Street	Spenser Glimcher	sallaway@greenstreetadvisors.com	(949) 640-8780
Janney Montgomery Scott	Robert Stevenson	robstevenson@janney.com	(646) 840-3217
Jefferies	Linda Tsai	ltsai@jefferies.com	(212) 778-8011
J.P. Morgan	Anthony Paolone	anthony.paolone@jpmorgan.com	(212) 622-6682
KeyBanc	Upal Rana	upal.rana@key.com	(917) 368-2316
Mizuho	Haendel St. Juste	haendel.st.juste@us.mizuho-sc.com	(212) 205-7860
Morgan Stanley	Ronald Kamdem	ronald.kamdem@morganstanley.com	(212) 269-8319
Raymond James	RJ Milligan	rjmilligan@raymondjames.com	(727) 567-2585
RBC Capital Markets	Brad Heffern	brad.heffern@rbccm.com	(512) 708-6311
Scotiabank	Greg McGinniss	greg.mcginniss@scotiabank.com	(212) 225-6906
Stifel	Simon Yarmak	yarmaks@stifel.com	(443) 224-1345
UBS	Michael Goldsmith	michael.goldsmith@ubs.com	(212) 713-2951
Wedbush	Jay Kornreich	jay.kornreich@wedbush.com	(212) 938-9942
Wells Fargo	James Feldman	james.feldman@wellsfargo.com	(212) 214-8069
Wolfe Research	Andrew Rosivach	arosivach@wolferesearch.com	(646) 582-9250

Realty Income is covered by the analysts at the firms listed above. This list may not be complete and is subject to change. Please note that any opinions, estimates or forecasts regarding Realty Income's performance made by these analysts are theirs alone and do not represent opinions, estimates or forecasts of Realty Income or its management. Realty Income does not by its reference above or distribution imply, and expressly disclaims, any endorsement of or concurrence with any information, estimates, forecasts, opinions, conclusions or recommendations provided by analysts.

Q3 2024 Supplemental Operating & Financial Data 29

Q3 2024 Supplemental Operating & Financial Data 30 Glossary Adjusted EBITDAre. The National Association of Real Estate Investment Trusts (Nareit) established an EBITDA metric for real estate companies (i.e., EBITDA for real estate, or EBITDAre) it believed would provide investors with a consistent measure to help make investment decisions among certain REITs. Our definition of “Adjusted EBITDAre” is generally consistent with the Nareit definition, other than our adjustment to remove foreign currency and derivative gain and loss and merger, transaction, and other costs. We define Adjusted EBITDAre, a non-GAAP financial measure, for the most recent quarter as earnings (net income) before (i) interest expense, (ii) income taxes, (iii) depreciation and amortization, (iv) provisions for impairment, (v) merger, transaction, and other costs, (vi) gain on sales of real estate, (vii) foreign currency and derivative gain and loss, net, and (viii) our proportionate share of adjustments from unconsolidated entities. Our Adjusted EBITDAre may not be comparable to Adjusted EBITDAre reported by other companies or as defined by Nareit, and other companies may interpret or define Adjusted EBITDAre differently than we do. Management believes Adjusted EBITDAre to be a meaningful measure of a REIT’s performance because it provides a view of our operating performance, analyzes our ability to meet interest payment obligations before the effects of income tax, depreciation and amortization expense, provisions for impairment, gain on sales of real estate and other items, as defined above, that affect comparability, including the removal of non-recurring and non-cash items that industry observers believe are less relevant to evaluating the operating performance of a company. In addition, EBITDAre is widely followed by industry analysts, lenders, investors, rating agencies, and others as a means of evaluating the operational cash generating capacity of a company prior to servicing debt obligations. Management also believes the use of an annualized quarterly Adjusted EBITDAre metric is meaningful because it represents our current earnings run rate for the period presented. The ratio of our total debt to our annualized quarterly Adjusted EBITDAre is also used to determine vesting of performance share awards granted to our executive officers. Adjusted EBITDAre should be considered along with, but not as an alternative to, net income as a measure of our operating performance. Adjusted Funds From Operations (AFFO), a non-GAAP financial measure, is defined as FFO adjusted for unique revenue and expense items, which we believe are not as pertinent to the measurement of our ongoing operating performance. Most companies in our industry use a similar measurement to AFFO, but they may use the term "CAD" (for Cash Available for Distribution) or "FAD" (for Funds Available for Distribution). We believe AFFO provides useful information to investors because it is a widely accepted industry measure of the operating performance of real estate companies used by the investment community. In particular, AFFO provides an additional measure to compare the operating performance of different REITs without having to account for differing depreciation assumptions and other unique revenue and expense items which are not pertinent to measuring a particular company’s ongoing operating performance. Therefore, we believe that AFFO is an appropriate supplemental performance metric, and that the most appropriate GAAP performance metric to which AFFO should be reconciled is net income available to common stockholders. Annualized Adjusted EBITDAre, a non-GAAP financial measure, is calculated by annualizing Adjusted EBITDAre. Annualized Contractual Rent of our acquisitions and properties under development is the monthly aggregate cash amount charged to clients, inclusive of monthly base rent receivables, as of the balance sheet date, multiplied by 12, excluding percentage rent, interest income on loans and preferred equity investments, and including our pro rata share of such revenues from properties owned by unconsolidated joint ventures. We believe total annualized contractual rent is a useful supplemental operating measure, as it excludes entities that were no longer owned at the balance sheet date and includes the annualized rent from properties acquired during the quarter. Total annualized contractual rent has not been reduced to reflect reserves recorded as reductions to GAAP rental revenue in the periods presented. Annualized Pro Forma Adjusted EBITDAre, a non-GAAP financial measure, is defined as Adjusted EBITDAre, which includes transaction accounting adjustments in accordance with U.S. GAAP, consists of adjustments to incorporate Adjusted EBITDAre from investments we acquired or stabilized during the applicable quarter and removes Adjusted EBITDAre from investments we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable quarter. Our calculation includes all adjustments consistent with the requirements to present Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X. The annualized pro forma adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes and bonds. See page 13 for further information regarding our debt covenants. Cash Income represents expected rent for real estate acquisitions as well as rent to be received upon completion of the properties under development. For unconsolidated entities, this represents our pro rata share of the cash income. For loans receivable and preferred equity investments, this represents interest income and preferred dividend income, respectively.

Q3 2024 Supplemental Operating & Financial Data 31 Glossary (Cont'd) Funds From Operations (FFO), a non-GAAP financial measure, consistent with the Nareit definition, is net income available to common stockholders, plus depreciation and amortization of real estate assets, plus provisions for impairments of depreciable real estate assets, and reduced by gain on property sales. Presentation of the information regarding FFO and AFFO (described on pages 5 and 6) is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered alternatives to reviewing our cash flows from operating, investing, and financing activities. In addition, FFO and AFFO should not be considered measures of liquidity, of our ability to make cash distributions, or of our ability to pay interest payments. We consider FFO to be an appropriate supplemental measure of a REIT’s operating performance as it is based on a net income analysis of property portfolio performance that adds back items such as depreciation and impairments for FFO. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT using historical accounting for depreciation could be less informative. The use of FFO is recommended by the REIT industry as a supplemental performance measure. In addition, FFO is used as a measure of our compliance with the financial covenants of our credit facility. Initial Weighted Average Cash Yield for acquisitions and properties under development is computed as cash income for the first twelve months following the acquisition date, divided by the total cost of the property (including all expenses borne by us), and includes our pro-rata share of cash income from unconsolidated joint ventures. Initial weighted average cash yield for loans receivable is computed using the cash income for the first twelve months following the acquisition date, divided by the total cost of the investment. Investment Grade Clients are our clients with a credit rating, and our clients that are subsidiaries or affiliates of companies with a credit rating, as of the balance sheet date, of Baa3/BBB- or higher from one of the three major rating agencies (Moody’s/S&P/Fitch). Net Cash Capitalization Rates (dispositions) are computed as annualized current month contractual cash net operating income, divided by the net proceeds received upon sale of the property (including all expenses borne by us). Net Debt/Annualized Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, but including our proportionate share of debt from unconsolidated entities, less cash and cash equivalents), divided by Annualized Adjusted EBITDAre. Net Debt/Annualized Pro Forma Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, but including our proportionate share of debt from unconsolidated entities, less cash and cash equivalents), divided by Annualized Pro Forma Adjusted EBITDAre. Normalized Funds from Operations Available to Common Stockholders (Normalized FFO), a non-GAAP financial measure, is FFO excluding merger, transaction, and other costs. Same Store Pool, for purposes of determining the properties used to calculate our same store rental revenue, includes all properties that we owned for the entire year-to-date period, for both the current and prior year except for properties during the current or prior year that were: (i) vacant at any time, (ii) under development or redevelopment, or (iii) involved in eminent domain and rent was reduced. Same Store Rental Revenue excludes straight-line rent, the amortization of above and below-market leases, and reimbursements from clients for recoverable real estate taxes and operating expenses. For purposes of comparability, same store rental revenue is presented on a constant currency basis by applying the exchange rate as of the balance sheet date to base currency rental revenue.